NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE:  July 29, 2009

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL ANNOUNCES FIRST QUARTER EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the first quarter of its fiscal year ending March 31, 2010.  For the quarter ended June 30, 2009, Community Financial reported earnings of $720,000 or $0.12 per diluted common share, compared to $965,000 or $0.22 per diluted common share for the same period last year. The decrease in net income for the current quarter compared to the June 30, 2008 quarter was due primarily to an increase in noninterest expenses partially offset by an increase in the net interest income.

Total interest income decreased $581,000 during the June 30, 2009 quarter compared to the June 30, 2008 quarter as a result of the decrease in rates earned on interest earning assets, the elimination of the dividends on Fannie Mae and Freddie Mac preferred stock and on our Federal Home Loan Bank stock partially offset by an increase in the volume of our loan portfolio. Total interest expense decreased by $1.0 million for the 2009 period compared to the same period in 2008 as a result of the decrease in the interest rates paid on interest-bearing liabilities offset by the increase in the volume of interest-bearing liabilities. Our interest rate spread increased by 24 basis points to 3.54% for the quarter ended June 30, 2009 compared to 3.30% for the same period in 2008.

Non-interest income increased $104,000 to $944,000 for the quarter ended June 30, 2009 from $840,000 for the June 30, 2008 quarter. The increase in non-interest income for the current quarter compared to the June 30, 2008 period was due primarily to an increase in the origination of secondary mortgage loans. Non-interest expenses increased $689,000 to $3.9 million for the June 30, 2009 quarter from $3.2 million for the June 30, 2008 quarter. The increase in non-interest expenses was due primarily to compensation related expenses, primarily separation expenses related to the departure of an executive officer and an increase in FDIC premiums.

The Company's total assets increased $18.7 million to $531.4 million at June 30, 2009 from $512.7 million at March 31, 2009 due to an increase in loans receivable of $13.1 million.  The increase in loans receivable during the current quarter was primarily related to an increase in commercial real estate loans. The increase in loans was funded with both an increase in deposits of $5.6 million and an increase in borrowings of $13.6 million. Stockholders’ equity increased $561,000 to $46.9 million at June 30, 2009, from $46.3 million at March 31, 2009, due to net income for the quarter less dividends paid on preferred stock issued to the U.S. Treasury.

At June 30, 2009, non-performing assets totaled approximately $15.6 million or 2.95% of assets compared to $9.0 million or 1.75% of assets at March 31, 2009. Our allowance for loan losses to non-performing assets was 38.7% and to total loans was 1.24% at June 30, 2009 compared to 66.43% and 1.25%, respectively at March 31, 2009.  The increase in non-performing assets consisted of $5.4 million of nonaccrual loans, which included residential permanent and construction loans, and commercial real estate loans, and $1.2 million of real estate owned and repossessed assets.

At June 30, 2009, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)			Percent
			Increase
	June 30, 2009	March 31, 2009	(Decrease)

Total assets	$531,396	$512,724	3.6%
Loans receivable, net	490,057	476,950	2.7
Investment securities	1,407	1,907	(26.2)
Real estate owned and repossessed assets	2,623	1,400	87.4
Deposits	371,115	365,506	1.5
Borrowings	110,119	96,476	14.2
Stockholders’ equity	46,898	46,337	1.2

Selected Operations Data
(In thousands)			Percent
	Three Months Ended		Increase
	June 30, 2009	June 30, 2008	(Decrease)

Interest income	$6,899	$7,480	(7.8)%
Interest expense	2,442	3,473	(29.7)
Net interest income	4,457	4,007	11.2
Provision for loan losses	281	152	84.9
Net interest income after provision
for loan losses	4,176	3,855	8.3
Noninterest income	944	840	12.4
Noninterest expense	3,936	3,247	21.2
Income taxes	465	483	(3.7)
Net income	720	965	(25.4)
Effective dividend on preferred stock	188	---	100.0
Net income available to common stockholders	532	965	(44.9)

Selected Ratios and Other Information			Percent
	At or for the Quarter Ended		Increase
	June 30, 2009	June 30, 2008	(Decrease)

Return on average equity	6.14%	9.86%	(37.7)%
Return on average assets	.55%	.80%	(31.3)
Interest rate spread	3.54%	3.30%	7.3
Diluted earnings per common share	$0.12	$0.22	(45.5)
Dividends paid on common shares	---	$0.065	(100.0)
Non-performing assets to total assets	3.15%	.23%	1,269.6
Allowance for loan losses to total loans	1.24%	.73%	69.9
Allowance for loan losses to nonperforming
assets	36.2%	289.4%	(87.5)